Exhibit 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

(562) 435-3666

MOLINA HEALTHCARE CLOSES

NEW MEXICO ACQUISITION

LONG BEACH, Calif. (July 2, 2004) – Molina Healthcare, Inc. (NYSE: MOH), an innovative multi-state managed care organization providing quality care and accessible services to low-income families and individuals, announced today that, effective as of July 1, 2004, it has closed the Company’s previously announced acquisition of Health Care Horizons, Inc., the parent company of New Mexico-based Cimarron Health Plan (Cimarron). As a result of the acquisition, Molina Healthcare has added to its ranks the 66,000 Salud (Medicaid) members of Cimarron. Molina anticipates closing shortly on its related transfer of the commercial members of Cimarron to Lovelace Sandia Health System, Inc.

J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “We are very pleased to have completed the acquisition transaction. We anticipate our acquisition will add annualized Medicaid revenues in the range of $255 million to $265 million in 2004, delivering accretion to earnings in the second half of 2004 in the range of $0.05 to $0.07 per share, and, subsequent to completion of the integration, we expect $0.14 to $0.18 per share in annualized accretion.” The addition of the 66,000 Salud members brings Molina Healthcare’s current membership to approximately 718,000 members.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. It currently operates health plans in California, Washington, Michigan, Utah, and now New Mexico. More information on Molina Healthcare can be obtained at www.molinahealthcare.com.

This release contains forward-looking statements and information. Except for the historical information contained in this release, all forward-looking statements are predictions by the company’s management and are subject to numerous risks and uncertainties that may cause actual results to differ materially from management’s current expectations. Such factors include the company’s ability to successfully integrate the Cimarron Salud members and business operations, the company’s ability to accurately predict and effectively manage health benefits and other operating expenses, the company’s third-party contracts, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare and other risks as detailed from time-to-time in the company’s reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update its forward-looking statements.

-END-